                                                                   EXHIBIT-99.BJ



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 92 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 30, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Reports to Shareholders of Vanguard Windsor Fund and Vanguard Windsor II Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers -- Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP


Philadelphia, PA


February 18, 1999